UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2020

MSG NETWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34434	27-0624498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Pennsylvania Plaza, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 465-6400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	MSGN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2020, MSG Networks Inc. (the “Company”) entered into a letter agreement with Lawrence J. Burian, Executive Vice President and General Counsel of the Company.

Mr. Burian currently also serves as the Executive Vice President and General Counsel of Madison Square Garden Sports Corp. (“MSGS”). The letter agreement with the Company provides that if Mr. Burian voluntarily terminates his employment with MSGS for “good reason” on or prior to September 16, 2020 (or such later date as may be mutually agreed to by Mr. Burian and MSGS) due to changes to his employment which arose at the time of the spinoff by MSGS of Madison Square Garden Entertainment Corp. (“MSGE”) in accordance with the agreement, dated June 19, 2020 by and between Mr. Burian and MSGS (a “Spin Termination”), then the Company will not be obligated to increase Mr. Burian’s compensation in accordance with Section 1 of Annex B of Mr. Burian’s Employment Agreement, dated as of September 6, 2018 (the “Employment Agreement”) with the Company. The letter agreement further provides that, if Mr. Burian voluntarily terminates his employment with the Company as of the effective date of his Spin Termination then, subject to his execution, delivery and non-revocation of a separation agreement, he will receive the payments, vesting and benefits provided in Section 6 of the Employment Agreement (other than if “Cause” then exists).

The letter agreement provides that if Mr. Burian voluntarily terminates his employment with the Company solely in connection with the Spin Termination, then any ordinary course long-term incentive awards granted to Mr. Burian by the Company after the date of the letter agreement will not be eligible to vest pursuant to the Employment Agreement, unless the Company otherwise determines.

The above description does not purport to be complete and is qualified in its entirety by reference to the letter agreement, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 19, 2020, the Company amended its by-laws (the “Amended By-Laws”), effective immediately. The Amended By-Laws include the following changes:

•	Article I Section 6 was amended to add language to make the Board of Director’s (the “Board”) ability to schedule virtual stockholder meetings more explicit and to address certain mechanical aspects of holding a remote meeting (e.g., enhanced language on how the Company may provide notice to stockholders and the ability to provide stockholder lists remotely);

•	Article I Section 6 was amended to add clarifying language that Board approval is not necessary for the Company to appoint an inspector of election for stockholder meetings;

•	Article I Section 6 was amended to add clarifying language about adjournment procedures, namely that adjournment is permitted at any meeting of stockholders if announced at the meeting at which the adjournment is taken, and that notice will be given if the adjournment is for more than thirty days or if a new record date is fixed after the adjournment;

•	Article I Section 6 was amended to add clarifying language regarding how to proceed at a meeting of stockholders in the absence of a quorum by one class of stockholders, namely allowing adjournment by majority vote of the relevant class of stockholders or by the Chairperson of the meeting;

•	Article I Section 6 was amended to require additional detail in the notice submitted by a stockholder in connection with a stockholder proposal or director nomination under the Company’s advance notice bylaws, namely that the stockholder must provide its derivative holdings with respect to the Company’s stock, a description of any arrangements with other persons relating to the proposal, the text of any proposed resolution the stockholder is seeking to put forth and certain representations that the holder is entitled to submit the proposal;

•	Article II Section 3 was amended to add clarifying language with respect to filling director vacancies on the Board on an interim basis, namely that the bylaw provision is subject to any related requirements in the certificate of incorporation and that the provision applies to directors who are appointed as well as elected to fill vacancies;

•	Article II Section 3 was amended to add clarifying language that director resignations take effect once delivered to the Company unless the resignation specifies a later effective date or an effective date determined upon the happening of an event; and

•	Article II Section 8 was amended to allow a committee duly constituted by the Board that was initially comprised of two or more members to continue as a committee of one member if the other members are no longer able to serve on the committee due to death, incapacitation, resignation from the Board or failure to meet the qualifications for service on the relevant committee, in each case unless the Board determines otherwise.

The above description does not purport to be complete and is qualified in its entirety by reference to the Amended By-Laws, which are attached as Exhibit 3.1 hereto and incorporated into this Item 5.03 by reference.

Item 8.01	Other Events.

Certain Relationships and Potential Conflicts of Interest

Following the distribution by MSGS of the common stock of MSGE to its stockholders on April 17, 2020 (the “MSG Entertainment Distribution”), there are, and may in the future be, overlaps between certain officers of the Company and MSGE. James L. Dolan serves as the Executive Chairman of both the Company and MSGS and as the Executive Chairman and Chief Executive Officer of MSGE. As a result, not all of the Company’s executive officers devote their full time and attention to the Company’s affairs. Further, eight members of the Company’s Board, including James L. Dolan, are directors of MSGE.

The overlapping directors and officers may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest when the Company or MSGE looks at certain acquisitions and other corporate opportunities that may be suitable for both of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between MSGE on the one hand and the Company on the other hand. In addition, certain of the Company’s directors and officers own stock and/or stock options or other equity awards of MSGE. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for the Company and MSGE.

The Company’s amended and restated certificate of incorporation and existing overlap policy previously adopted by the Board (the “Overlap Policy” and together with the amended and restated certificate of incorporation, the “Overlap Provisions”) acknowledge that directors and officers of the Company may also be serving as directors, officers, employees or agents of AMC Networks Inc. (“AMC Networks”) or MSGS (together, the “Overlap Persons”), and that the Company may engage in material business transactions with such entities and provides that no Overlap Person will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of restricted corporate opportunities set forth in the Overlap Provisions, provided that the Company is directly engaged in such business at the relevant time) to MSGS or AMC Networks instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. The Overlap Provisions also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and MSGS or AMC Networks and, to the fullest extent permitted by law, provide that the actions of the Overlap Persons in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders.

As a result of the MSG Entertainment Distribution, the Board has amended the Overlap Policy to extend the foregoing provisions to directors and officers of the Company who serve as directors, officers, employees or agents of MSGE or its subsidiaries.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amended By-Laws of the Company, effective June 19, 2020.

10.1	Letter Agreement, dated June 19, 2020, between MSG Networks Inc. and Lawrence J. Burian.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSG NETWORKS INC. (Registrant)

By:	/s/ Mark C. Cresitello
Name:	Mark C. Cresitello
Title:	Secretary

Dated: June 19, 2020